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                                                                     EXHIBIT 5.1

                                February 24, 2005

Universal Truckload Services, Inc.
11355 Stephens Road
Warren, Michigan 48089
Attention: Donald B. Cochran
          President and Chief Executive Officer

                  Re: Registration Statement on Form S-8 for the Universal Truckload Services, Inc. 2004 Stock Incentive Plan

Ladies and Gentlemen:

            We have acted as counsel to Universal Truckload Services, Inc. (the "Company") in connection with the preparation and filing of its Registration Statement on Form S-8 with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, for the registration of an aggregate of 500,000 shares of the common stock of the Company, no par value per share (the "Shares"), issuable to eligible Employees, Directors and Consultants of the Company and its Affiliates pursuant to Stock Awards under the Universal Truckload Services, Inc. 2004 Stock Incentive Plan (the "Plan"). Capitalized terms not otherwise defined herein shall have the meaning given to it in the Plan.

            In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

            Based upon the foregoing, it is our opinion that the Shares, when issued to eligible Employees, Directors and Consultants of the Company and its Affiliates pursuant to Stock Awards in a manner consistent with the terms of the Plan, will be legally issued, fully paid and nonassessable.

            The undersigned hereby consents to the filing this opinion as
Exhibit 5.1 to the Registration Statement on Form S-8 and to the use of its name in the Registration Statement.

                                                 Very truly yours,

                                                 CLARK HILL PLC